Exhibit 10.10
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made between Braveheart Bio, Inc., a Delaware corporation (the “Company”), and [NAME] (the “Executive”) and is effective as of the closing of the Company’s first underwritten public offering of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Effective Date”). Except with respect to the Restrictive Covenants Agreement, the Equity Documents, the Executive Severance Plan (each of the foregoing, as defined below), the Indemnification Agreement between the Executive and the Company dated as of [DATE] (the “Indemnification Agreement”), and the Participation Agreement dated of even date herewith between the Executive and the Company (the “Participation Agreement”), this Agreement supersedes in all respects all prior agreements between the Executive and the Company regarding the subject matter herein, including without limitation (i) the Offer Letter between the Executive and the Company dated [DATE] (the “Prior Agreement”), and (ii) any other offer letter, employment agreement or severance agreement.
WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the new terms and conditions contained herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.    Employment.
(a)    Term. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Company shall continue to be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.
(b)    Position and Duties. The Executive shall serve as the [Title]1 of the Company and shall have such powers and duties as may from time to time be prescribed by the [Chief Executive Officer (the “CEO”)]2 or other duly authorized executive. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. [Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board of Directors of the Company (the “Board”), or engage in religious,
1 NTD: Corresponding titles to be inserted.
2 NTD: To be the Board of Directors for the CEO’s agreement.

charitable or other community activities as long as such services and activities do not interfere with the Executive’s performance of the Executive’s duties to the Company.]3
(c)    Location. The Executive’s primary work location will be [the Company’s offices in San Francisco, California, provided that the Executive may be required to travel for business, consistent with the Company’s business needs.]4
2.    Compensation and Related Matters.
(a)    Base Salary. The Executive’s initial base salary shall be paid at the rate of $[__________] per year. The Executive’s base salary shall be subject to periodic review by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for its executive officers.
(b)    Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. The Executive’s initial target annual incentive compensation shall be [___] percent of the Executive’s Base Salary. The target annual incentive compensation in effect at any given time is referred to herein as “Target Bonus.” The actual amount of the Executive’s annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. Except as may be provided by the Board or the Compensation Committee, as set forth in the Executive Severance Plan (including with respect to the Prior Year Bonus and Pro-rated Bonus (as each term is defined in the Executive Severance Plan), which shall be deemed earned as provided therein), or as may otherwise be set forth in the applicable incentive compensation plan, the Executive must be employed by the Company on the date such incentive compensation is paid in order to earn or receive any annual incentive compensation.
(c)    Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executives.
(d)    Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.
3 NTD: For the CEO’s agreement, bracketed language to be replaced with the following based on the existing language in his employment offer letter: “Notwithstanding the foregoing, the Executive may serve on up to three boards of directors of noncompetitive companies, and, with the express written approval of the Board, any other employment, consulting or other business activities (whether full-time or part-time). The Executive may also engage in passive family office investing as well as religious, charitable or other community activities, so long as such services and activities do not interfere or conflict with the Executive’s obligations to the Company.”
4 NTD: Work location to reflect the employee’s state of domicile.

(e)    Paid Time Off. The Executive shall be entitled to take paid time off in accordance with the Company’s applicable paid time off policy for executives, as may be in effect from time to time.
(f)    Equity. The equity awards held by the Executive shall continue to be governed by the terms and conditions of the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) governing the terms of such equity awards (collectively, the “Equity Documents”); provided, however, and notwithstanding anything to the contrary in the Equity Documents, the equity awards outstanding as of the Effective Date shall be subject to certain acceleration of vesting provisions as set forth in the Executive Severance Plan and the Participation Agreement.
3.    Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a)    Death. The Executive’s employment hereunder shall terminate upon death.
(b)    Disability. The Company may terminate the Executive’s employment hereunder upon the Executive’s Disability. For purposes of this Agreement, “Disability” shall have the meaning set forth in the Executive Severance Plan.
(c)    Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall have the meaning set forth in the Executive Severance Plan.
(d)    Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or Disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.
(e)    Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall have the meaning set forth in the Executive Severance Plan, and the process for resignation for Good Reason shall be as set forth therein.
4.    Matters related to Termination.
(a)    Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall have the meaning set forth in the Executive Severance Plan.

(b)    Date of Termination. “Date of Termination” shall have the meaning set forth in the Executive Severance Plan. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not by itself entitle the Executive to severance under the Executive Severance Plan.
(c)    Accrued Obligations. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) the Accrued Obligations (as defined in the Executive Severance Plan).
(d)    Resignation of All Other Positions. To the extent applicable, the Executive shall be deemed to have resigned, as of the Date of Termination, from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.
5.    Severance Pay and Benefits. The Executive shall be eligible for severance pay and benefits in accordance with the Braveheart Bio, Inc. 2026 Executive Severance and Change in Control Plan and Summary Plan Description ( the “Executive Severance Plan”), as it may be amended from time to time, and subject to the terms and conditions thereof. For the avoidance of doubt, the Executive’s rights to severance pay and benefits shall be governed solely by the Executive Severance Plan and the Participation Agreement, and this Agreement does not independently provide for any severance pay or benefits upon termination of employment.
6.    Section 409A.
(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)    To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement or the Restrictive Covenants Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)    The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
7.    Continuing Obligations.
(a)    Restrictive Covenants Agreement. The terms of the Employee Confidentiality, Assignment and Nonsolicitation Agreement, dated as of [DATE] (the “Restrictive Covenants Agreement”), between the Company and the Executive, attached hereto as Exhibit A, continue to be in full force and effect. For purposes of this Agreement, the obligations in this Section 7 and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.” For the avoidance of doubt, all restrictive covenants obligations are supplemental to one another, and in the event of any conflict between restrictive covenants obligations, the most restrictive provision that is enforceable shall govern.
(b)    Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(c)    Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(c).
(d)    Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.
8.    Arbitration of Disputes.
(a)    Arbitration Generally. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or retaliation, whether based on race, religion, national origin, sex, gender, age, disability, sexual orientation, or any other protected class under applicable law) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS in San Francisco, California in accordance with the JAMS Employment Arbitration Rules, which are available here: https://www.jamsadr.com/rules-employment-arbitration, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The Federal Arbitration Act shall govern the interpretation, enforcement, and all proceedings pursuant to this arbitration provision, and the arbitrator shall apply the governing substantive law applicable to the parties’ claims and defenses. To the maximum extent permitted by applicable law, (i) the arbitrator shall have exclusive authority to resolve disputes relating to the interpretation, applicability, scope, validity and enforceability of this arbitration provision, and (ii) the Executive understands that the Executive may only bring such claims in the Executive’s individual capacity, and not as a plaintiff or class member in any purported class proceeding or any purported representative proceeding. The Executive further understands that, by agreeing to arbitration hereunder, the Company and the Executive are giving up any right they may have to a jury trial on all claims they may have against each other. The arbitrator shall have authority to grant injunctive relief and other relief. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including without limitation relief sought under the Restrictive Covenants Agreement; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.
(b)    Arbitration Fees and Costs. The Executive shall be required to pay an arbitration fee to initiate any arbitration, but such fee shall be no more than what the Executive would pay to file a claim in court. Each party shall pay its own costs and attorneys’ fees, if any. If, however, any party prevails on a statutory or contractual claim that affords the prevailing party attorneys’ fees (including pursuant to this Agreement), the arbitrator may award attorneys’ fees to the prevailing party to the extent permitted by law.
9.    Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts of the State of [                 ]5. Accordingly, with respect to any such court action, the Executive (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
10.    Integration. This Agreement, together with the Executive Severance Plan and the Participation Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including the Prior Agreement, provided that the Restrictive Covenants Agreement, the Indemnification Agreement, and the Equity Documents remain in full force and effect.
11.    Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the
5 NTD: To be state of domicile.

Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
12.    Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets; provided, further that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments, benefits or vesting pursuant to the Executive Severance Plan solely as a result of such transaction, except as otherwise expressly provided in the Participation Agreement. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after the Executive’s termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).
13.    Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be severable, valid and enforceable to the fullest extent permitted by law.
14.    Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
15.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
16.    Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the

Company or, in the case of the Company, at its main offices, attention of the CEO. Notices, requests, demands and other communications provided for by this Agreement shall also be sufficient if sent by email to the Company email address of the Executive or, in the case of Company, the Company email address of the CEO, with confirmation of receipt.
17.    Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
18.    Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company's benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except that the Executive’s rights to severance pay and benefits shall be governed solely by the Executive Severance Plan and the Participation Agreement. Notwithstanding anything to the contrary in this Agreement, all severance pay and benefits provided to the Executive pursuant to the Executive Severance Plan and the Participation Agreement shall be reduced and/or offset by any amounts or benefits paid to the Executive to satisfy the federal Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. § 2101 et seq., as amended, and any applicable state plant or facility closing or mass layoff law (whether as damages, as payment of salary or other wages during an applicable notice period or otherwise).
19.    Governing Law. This is a [                   ]6 contract and shall be construed under and be governed in all respects by the laws of the State of [                   ], without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the [Ninth / Tenth]7 Circuit.
20.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
21.    Clawback Acknowledgement.  The Executive acknowledges that the Executive may become subject to the Compensation Recovery Plan (the “Clawback Policy”) adopted pursuant to Rule 10D-1 promulgated under the Securities Exchange Act of 1934, Nasdaq Rule 5608 and NYSE Listed Company Manual Section 303A.14 (as applicable) or any successor rules.  The Executive understands that if the Executive is or becomes subject to the Clawback Policy, the Company and/or the Board shall be entitled to recover all Erroneously Awarded Compensation (as defined in the Clawback Policy) from the Executive pursuant to such means as the Company and/or the Board may elect.  The Executive agrees that the Executive shall take all required action to enable such recovery. The Executive understands that such recovery may be sought and occur after the Executive’s employment or service with the Company terminates.  The Executive further agrees that the Executive is not entitled to indemnification for any
6 NTD: To be state of domicile.
7 NTD: To be applicable circuit court of the state of domicile.

Erroneously Awarded Compensation or for any claim or losses arising out of or in any way related to Erroneously Awarded Compensation recovered pursuant to the Clawback Policy and, to the extent any agreement or organizational document purports to provide otherwise, the Executive hereby irrevocably agrees to forego such indemnification.  The Executive acknowledges and agrees that the Executive has received and has had an opportunity to review the Clawback Policy.  Any action by the Company to recover Erroneously Awarded Compensation under the Clawback Policy from the Executive shall not, whether alone or in combination with any other action, event or condition, be deemed (i) a Good Reason (as defined in the Executive Severance Plan) condition or serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to the Executive, or (ii) to constitute a breach of a contract or other arrangement to which the Executive is a party.  This Section 21 is a material term of this Agreement.
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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

BRAVEHEART BIO, INC.

By:
Its:

EXECUTIVE

[Name]

Exhibit A
Restrictive Covenants Agreement